EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AccessIT to Change Name to Cinedigm

The Leading Digital Cinema Company Launches Consumer Brand In Conjunction With Expanded Program of Theater Conversions

MORRISTOWN, N.J., November 25, 2008 — Access Integrated Technologies, Inc. (the “Company”) (NASDAQ:AIXD) announced today that it will be changing its name to Cinedigm Digital Cinema Corp. (Cinedigm). The Company is the global leader in providing the technology and services that enable movie theaters to convert to digital cinema exhibition.  This conversion allows for significantly expanded possibilities for big-screen theater-based entertainment, including live performances and events in 3-D.

The Company’s new name and identity is designed to better represent the Company’s leading position in the new paradigm in cinema entertainment made possible by its technology and services.  The change also corresponds to the Company’s leading industry role in digital cinema and continued expansion of its footprint with the next 10,000 screens that the Company expects to bring online with its unique nationwide satellite platform.

“It’s time that we had a brand that more accurately captures the real promise of what we offer,” said Bud Mayo, the Company’s Chairman and CEO.  “Our platform takes the movie-going experience beyond cinema, allowing studios, theatres and content-creators to enhance and expand the kinds of content they can provide to consumers.”

Mayo continued, “We have successfully brought true digital cinema to over 3,700 screens in the U.S. and are preparing to almost triple that number over the coming few years.  Digital cinema is a terrific opportunity for the industry and enables a wonderfully improved experience for consumers, so we are very excited about what’s ahead for our business and industry.”

The Company will seek approval by its stockholders of the new corporate name at its next stockholders’ meeting in September 2009.  Until such approval, the Company will maintain its corporate name but also do business as Cinedigm Digital Cinema Corp. and will use the brand name Cinedigm.  The Company’s subsidiary, The Bigger Picture, will also be changing its name to Cinedigm and will be known as Cinedigm’s Alternative Content Distribution group.  A new stock symbol that will better reflect the Company’s name is expected from NASDAQ shortly.  Until such time, the Company’s stock symbol will remain (AIXD).

About Cinedigm
Cinedigm Digital Cinema Corp. is the global leader in fulfilling the promise of digital cinema.  Its ground-breaking technology platform helps exhibitors, distributors, studios and content providers transform the consumer movie experience – by expanding theatrical features to include not only movies but also live 2-D and 3-D performances such as sporting events, concerts and gaming.  The Company also enables theatres to create exhibitions and advertising opportunities targeted to specific audience groups and locations thereby offering new revenue opportunities for these venues.  Cinedigm’s leading digital cinema platform and one-of-a-kind satellite delivery operations support more than 3,700 theatres across the United States with over nine million digital showings of Hollywood features to date. www.Cinedigm.com [AIXD-G]

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Contact:

Suzanne Moore
Cinedigm Digital Cinema Corp
973.290.0056
smoore@cinedigm.com

John Franklin
Abernathy MacGregor Group
212-371-5999
jef@abmac.com